Exhibit 99.1

23301 Wilmington Avenue Carson, CA 90745-6209 310.513.7200 www.ducommun.com

NEWS RELEASE

Ducommun Announces Sale of Pittsburgh Operation

Strategic Review Monetizes Non-Core Asset

LOS ANGELES, January 25, 2016 — Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced the sale of its Pittsburgh, PA. business unit to a private investment group for $38.5 million in cash, subject to customary post-closing adjustments. The Pittsburgh business, acquired in 2011 as part of the Company’s purchase of LaBarge, Inc., supplies printed circuit cards and related assemblies to industrial and energy markets. The business had sales in 2015 of approximately $42 million.

“The sale of our Pittsburgh operation is a result of our on-going strategic portfolio review. Exiting this non-core business strengthens Ducommun and focuses our organization on being a leading provider of unique, value-added solutions and technologies to the aerospace, defense and related markets,” said Anthony J. Reardon, chairman and chief executive officer. “While the Pittsburgh business is a well-run operation, by monetizing this asset we can reduce debt and redeploy capital towards more strategic applications, providing further value to our shareholders.”

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Douglas L. Groves, Vice President, Treasurer and Chief Financial Officer, 310.513.7200

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

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